EXHIBIT 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CEO
860-582-8868	860-585-2118

VALLEY BANK ANNOUNCES FORMATION OF RIVERSIDE INVESTMENT SERVICES

Bristol, Connecticut - April 20, 2006 - Robert L. Messier, Jr., President and CEO of First Valley Bancorp, Inc., the parent company of Valley Bank, is pleased to announce the formation of Riverside Investment Services. Valley Bank will operate Riverside Investment Services from its main office at Four Riverside Avenue.

Thomas O. Barnes, Jr. has been hired as Manager of Riverside Investment Services. Mr. Barnes has more than ten years experience as a broker dealer for Fleet Bank and, more recently, as an Investment Advisor with Tracy Driscoll Insurance.

Melissa Ballash has been hired as Registered Administrative Assistant to Mr. Barnes. Ms. Ballash graduated from the University of Connecticut in 2001 and most recently was employed by The Hartford as a Sponsored Retirement Plan Manager. She has a NASD Series 6 and Series 63 license.

Messier said, “Riverside Investment Services was formed to provide access to advisory and investment services to consumers and businesses on retirement planning, individual’s investment portfolios and strategic asset management.”

“Riverside Investment Services will offer mutual funds, life insurance options, tax planning, estate planning and investment portfolio analysis,” said Messier.

Valley Bank d/b/a Riverside Investment Services has a broker dealer relationship with LPL (Linsco/Private Ledger) in Boston. LPL is the largest independent broker dealer in the United States* with approximately 400 banks as clients. Riverside Investment Services is located on the second floor of Valley Bank, Four Riverside Avenue, Bristol, Connecticut. The telephone number is (860) 314-0423.

Valley Bank is a commercial bank will full service banking offices in Bristol and Terryville and a full service office to be opened in July of 2006 in Southington. For more information about Valley Bank visit the Bank’s website at www.valleybankct.com or call (860) 582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

*Based on total revenue, as reported in Financial Planning magazine June 1996-2005

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